Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-120155, 333-72566 and 333-130117), on Form S-4 (Registration No. 333-107556), and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-117855, 333-99671 and 333-102111) of General Electric Company of our report dated February 10, 2006, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2005 and 2004, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of General Electric Company. Our report refers to a change in the method of accounting for variable interest entities in 2004 and 2003 and a change in the method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

Stamford, Connecticut
March 3, 2006